Ex 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-275524, 333-273858, and 333-281260 on Form S-3 and Registration Statement Nos. 333-281261, 333-273847, 333-267050, and 333-259730 on Form S-8 of our report dated February 25, 2025, relating to the financial statements of Enovix Corporation and the effectiveness of Enovix Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Enovix Corporation for the year ended December 29, 2024.

/s/ Deloitte & Touche LLP

San Francisco, California
February 25, 2025